PAUL REYNOLDS, P. GEO
4035 West 31st Avenue
Vancouver, BC V6S 1Y7

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my reports “Geological Summary Report on the Magnolia Property” dated May 4, 2002, the “Report on Phase I Results on the Magnolia Property” dated July 25, 2003, and the “Phase II Report on the Magnolia Property” dated November 22, 2005 in Amendment No. 7 to the Registration Statement on Form SB-2/A to be filed by Greenlite Ventures Inc. with the United States Securities and Exchange Commission (the “Registration Statement”).

In addition, I consent to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Dated the 23rd day of November, 2005.

/s/ Paul Reynolds
PAUL REYNOLDS
Consulting Geologist